UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 4, 2006

PARKWAY PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

                                                 Maryland                                        1-11533                                      74-2123597

                                    (State or Other Jurisdiction             (Commission File Number)                      (IRS Employer

                                           of Incorporation)                                                                                 Identification No.)

One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, MS 39201

(Address of Principal Executive Offices, including zip code)

(601) 948-4091

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

At the Annual Meeting of Shareholders held on May 4, 2006, the shareholders of Parkway Properties, Inc. (the "Company") considered and ratified the adoption of the Company's 2006 Employee Stock Purchase Plan (the "Plan").  The Plan had been adopted by the Board of Directors of the Company in March 2006.

The Plan provides eligible employees and directors with an opportunity to purchase shares of our common stock.  The first purchase period begins on July 1, 2006 and ends on November 30, 2006.  After that, there will be two purchase periods ending in each calendar year: one beginning on December 1 and ending on the following May 31, and the other beginning on June 1 and ending on the following November 30.  A participant elects the amount of payments he or she will make for a purchase period.  Participants may make payments through payroll deductions, cash payments, or, subject to certain conditions, dividends on stock held under the Plan, to purchase common stock under the Plan.  At the last trading day of each purchase period, the amounts accumulated for a participant are automatically applied to the purchase of our common stock at a price per share equal to 90% of the lesser of the closing price per share on the first or last trading day of the purchase period.

The Plan limits the common stock a participant may purchase in a calendar year to shares with an aggregate purchase price of $10,000.  We reserved 200,000 shares of common stock for issuance under the Plan.  The Plan is limited to a term of ten years.

A copy of the Plan is incorporated herein as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits.

(c)        Exhibits:  The following exhibits are being furnished pursuant to General Instruction B.2 of Form 8-K:

10.1*	Parkway Properties, Inc. 2006 Employee Stock Purchase Plan (filed as Appendix A to the 2006 Proxy Statement and incorporated herein by reference)

* Identifies a compensatory plan required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    May 4, 2006

            PARKWAY PROPERTIES, INC.

      By:        /s/ William R. Flatt

         William R. Flatt

  Chief Financial Officer